Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-168204 on Form S-8 of our report dated March 30, 2011, relating to the consolidated financial statements of Roadrunner Transportation Systems, Inc., appearing in this Annual Report on Form 10-K of Roadrunner Transportation Systems, Inc. for the year ended December 31, 2010.

Minneapolis, Minnesota
March 30, 2011